Exhibit 10.1

Tessera, Inc.

3099 Orchard Drive

San Jose, CA 95134

February 2, 2006

Mr. Michael Bereziuk

5510 Country Club Parkway

San Jose, CA 95138

Dear Mike:

I am pleased to offer you a position with Tessera, Inc., as Executive Vice President, Product Division, reporting to me. If you decide to join us, you will receive an annual salary of $285,000, which will be paid in accordance with the Company’s normal payroll procedures. You will also be eligible to receive a MBO bonus of 50% with a maximum potential up to 80% of your base salary paid on an annual basis. This bonus is based on objectives set forth and mutually agreed upon by you and myself. For your first year we will guarantee 50% of the personal portion of your bonus, subject to your performance against the established MBOs. We will also provide you with a $25,000 signing bonus. The sign on bonus will be payable of the first pay period following your start date and is contingent upon your continuing as an employee of Tessera for six months.

As an employee, you are also eligible to receive certain employee benefits including Group medical and dental benefits, 401(k) plan as well as other Tessera sponsored benefits. You should note that the Company reserves the right to modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 150,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

It will also be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company will provide you a grant of 20,000 shares of the Company’s Restricted Stock at no cost, vesting monthly over a twenty-four month period beginning January, 2008.

Should there be a change of control at the Company and within 12 months thereafter either 1) your employment is terminated or, 2) you terminate your employment for good reason, the following terms shall apply: 1) Severance package consisting of six months of base salary and 2) Twelve months acceleration of unvested shares of common stock. For this purpose, change of control shall mean: 1) Any merger or combination with or into a third party, or 2) the sale of all or substantially all of the assets of the Company.

Good reason shall apply under any of the following: 1) Employee relocation to more than 30 miles from the current facility or 2) A reduction in base salary or in job related duties.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to request an investigative consumer report, which may include background investigations and/or reference checks, on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a report, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, you will start your employment on February 3, 2006. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you.

Mike, we look forward to your favorable reply and to working with you at Tessera.

Sincerely,

/s/ Bruce McWilliams
Bruce McWilliams
Chairman & CEO

Agreed to and accepted:

Signature:	/s/ Michael Bereziuk

Printed Name:	Michael Bereziuk

Date:	3rd February 2006

Enclosures:

Duplicate Original Letter; Employment, Confidential Information, Invention Assignment and Arbitration Agreement; and Post Offer Enrollment Form